Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Enterprise Financial Services Corp

We have audited the accompanying statement of assets acquired and liabilities assumed by Enterprise Bank and Trust (the “Bank”), a wholly owned subsidiary of Enterprise Financial Services Corp (the “Company”), pursuant to the Purchase and Assumption Agreement, dated August 12, 2011, executed by the Bank with the Federal Deposit Insurance Corporation. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such statement of assets acquired and liabilities assumed, by Enterprise Bank and Trust, pursuant to the Purchase and Assumption Agreement, dated August 12, 2011, is presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statement, the amounts recognized in the Statement of Assets Acquired and Liabilities Assumed for goodwill, acquired loans, other real estate and the related FDIC loss share receivable are provisional.

/s/ Deloitte & Touche LLP
St. Louis, Missouri
October 28, 2011

Statement of Assets Acquired and Liabilities Assumed
(In thousands)	August 12, 2011
Assets
Cash and due from banks	$2,029
Interest-bearing deposits	71,449
Securities available for sale	37,932
Portfolio loans	171,037
Other real estate	44,179
Other investments	4,563
FDIC receivable	36,674
Fixed assets	4
Accrued interest receivable	1,317
FDIC loss share receivable	96,477
Goodwill	43,930
Core deposit intangible	7,905
Other assets	2,236
Total assets acquired	$519,732

Liabilities
Demand deposits	$60,002
Interest-bearing transaction accounts	45,284
Money market accounts	36,102
Savings	37,177
Certificates of deposit:
$100 and over	146,665
Other	183,711
Total deposits	508,941
Federal Home Loan Bank advances	1,699
Other borrowings	1,727
Accrued interest payable	867
Value Appreciation Instrument	1,971
FDIC clawback liability	3,500
Other liabilities	1,027
Total liabilities assumed	$519,732

The accompanying notes are an integral part of this financial statement.

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Enterprise Financial Services Corp (the "Company" or "Enterprise"), a Delaware corporation, is a financial holding company headquartered in St. Louis, Missouri. The Company provides a full range of banking and wealth management services to individuals and business customers located in the St. Louis, Kansas City and Phoenix metropolitan markets through its banking subsidiary, Enterprise Bank & Trust (the "Bank").

The Company’s accounting and reporting policies conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and practices in the financial services industry.

On August 12, 2011, the Bank acquired certain assets and assumed substantially all of the deposit and other certain liabilities of The First National Bank of Olathe (“FNB”) from the Federal Deposit Insurance Corporation (“FDIC”), as receiver for FNB, pursuant to the terms of a Purchase and Assumption Agreement - Whole Bank; All Deposits, dated August 12, 2011, by and between the Bank and FDIC as receiver (the “Agreement”). The acquisition of the net assets of FNB (the “FNB Acquisition”) constitutes a business acquisition as defined by the Business Combinations topic of the Financial Accounting Standards Board Accounting Standards Codification (the “FASB ASC”). The Business Combinations topic establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired and the liabilities assumed. Accordingly, the estimated fair values of the acquired assets, including the FDIC loss share receivable and identifiable intangible assets, and the assumed liabilities in the FNB Acquisition were measured and recorded at the August 12, 2011 acquisition date. The initial accounting for acquired loans and other real estate and the related FDIC loss share receivable for the FNB Acquisition was incomplete as of October 28, 2011 as the Company continues to collect information related to the acquired loans and other real estate. The amounts for goodwill, acquired loans, other real estate and the related FDIC loss share receivable currently recognized in the Statement of Assets Acquired and Liabilities Assumed have been determined provisionally as the Company is completing a fair value analysis of those assets utilizing a market or income approach, as appropriate. The Company is waiting on final appraisals of collateral, loan documentation reviews and additional information from the FDIC in order to finalize the fair value analysis. The Company has a measurement period of up to 12 months from the acquisition date to make adjustments to the initial fair value of the acquired assets and assumed liabilities. Additionally, the Bank and the FDIC are engaged in ongoing discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Bank and/or the purchase price.

Fair Value of Assets Acquired and Liabilities Assumed

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date reflecting assumptions that a market participant would use when pricing an asset or liability. In some cases, the estimation of fair values requires management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. Below is a description of the methods used to determine the fair values of the significant assets acquired and liabilities assumed.

Cash and cash equivalents - Cash and cash equivalents include cash and due from banks, and interest-earning deposits with banks and the Federal Reserve Bank. Cash and cash equivalents have a maturity of 90 days or less at the time of purchase. The fair value of financial instruments that are short-term or re-price frequently and that have little or no risk are considered to have a fair value equal to carrying value.

Securities available for sale - The fair values for securities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair value estimates are based on observable inputs including quoted market prices for similar instruments, quoted market prices that are not in an active market or other inputs that are observable in the market. In the absence of observable inputs, fair value is estimated based on pricing models and/or discounted cash flow methodologies.

Other Investments - Other investments, at cost include Federal Home Loan Bank (“FHLB”) and Federal Reserve stock. The fair value of these investments were estimated to be their redemption value, which is also the par value. Both the FHLB and Federal Reserve requires member banks to purchase its stock as a condition of membership. The amount of FHLB stock owned varies based on the level of FHLB advances outstanding and the amount of Federal Reserve stock varies based on capital level.

Portfolio loans - At the August 12, 2011 acquisition date, the fair value of the FNB Acquisition loan portfolio, of which $291.4 million is subject to the FDIC shared-loss agreements, was estimated at $171.0 million. An income approach was utilized to estimate fair value of the loans. In this approach, acquired loans with similar risk characteristics and cash flow terms were aggregated and valued as loan pools and large loans without similar characteristics were valued individually.

Fixed assets – At the August 12, 2011 acquisition date, the acquired fixed assets consisted of several vehicles. The fair value of the vehicles was estimated at their carrying value. The Bank did not acquire the premises, banking facilities or furniture and equipment of FNB as part of the Agreement. However, the Bank has the option to purchase the premises, banking facilities and furniture and equipment from the FDIC. The term of this option expires after 90 days, unless extended by the FDIC. Acquisition costs of the premises, banking facilities and furniture and equipment will be based on current appraisals and determined at a later date. Currently all banking facilities and equipment are leased from the FDIC on a month-to-month basis.

Other real estate owned - Other real estate owned is presented at its estimated fair value and is also subject to the FDIC shared-loss agreements. The fair values were determined using expected selling price and date, less selling and carrying costs.

Goodwill - Goodwill in the amount of $43.9 million was recorded in connection with the FNB Acquisition. Goodwill represents the excess of the estimated fair value of the liabilities assumed over the estimated fair value of the assets acquired and is influenced significantly by the FDIC-assisted transaction process.

Core deposit intangible - In its assumption of the deposit liabilities, the Bank determined that the customer relationships associated with these deposits have intangible value. In determining the estimated life and fair value of the core deposit intangible, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, and age of the deposit relationships. Based on this valuation, the core deposit intangible asset will be amortized over the projected useful lives of the related deposits based on estimated deposit attrition.

FDIC loss share receivable - The FDIC loss share receivable is measured separately from each of the covered asset categories as it is not contractually embedded in any of the covered asset categories. For example, the FDIC loss share receivable related to estimated future loan losses is not transferable should the Company sell a loan prior to foreclosure or maturity. A majority of these loans were valued based on the liquidation value of the underlying collateral because the future cash flows are primarily based on the liquidation of underlying collateral. The expected reimbursements under the loss sharing agreement were recorded as a

FDIC loss share receivable at their estimated fair value using the income approach.

Deposits - The fair values used for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow method that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated contractual maturities of such certificates of deposit.

Federal Home Loan Bank advances - The fair values for FHLB advances are estimated using the outstanding balance and include any prepayment penalties which are determined by the FHLB using the present value of the scheduled interest payments to be paid on the advance through the remaining maturity.

Other borrowings - Other borrowings consists of overnight customer repurchase agreements secured by debt securities. Due to the short-term nature and the adjustable interest rate, the amounts borrowed were recorded at the outstanding principal amount which approximates fair value.

Value Appreciation Instrument - In conjunction with the acquisition, the Bank provided the FDIC with a Value Appreciation Instrument (“VAI”) whereby 1.0 million units were awarded to the FDIC at an exercise price of $13.59 per unit. The units are exercisable at any time from August 19, 2011 until August 10, 2012. The fair value of the Value Appreciation Instrument offered to the FDIC was determined using the Black-Scholes option-pricing model on the date of the acquisition bid date. See Note 8 - Fair Value Measurements for more information.

FDIC clawback liability – In October 2021, approximately ten years following the acquisition date, the Bank is required to make a payment to the FDIC in the event that losses on covered assets under the shared-loss agreements have been less than a threshold level. The payment amount will be 50% of the excess, if any, of (i) $29.8 million (or 20% of the stated threshold of $148.8 million) over (ii) the sum of (a) ($15.5 million) (or 25% of the asset discount of ($62.1 million)), plus (b) 20% of the net loss amount (as defined in the Agreement), plus (c) 3.5% on covered assets. At the acquisition date, the fair value of this potential liability was estimated to be $3.5 million.

Use of Estimates

Management made a number of significant estimates and assumptions relating to the reporting of assets and liabilities at the date of the statement of assets acquired and liabilities assumed. Management exercised significant judgment regarding assumptions about market participant expectations regarding discount rates, expected cash flows including prepayments, default rates, market conditions and other future events that are highly subjective in nature, and subject to change, and all of which affected the estimation of the fair values of the assets acquired and liabilities assumed in the FNB Acquisition. Actual results could differ from those estimates. Changes that may vary significantly from our assumptions include loan prepayments, the rate of default, the severity of defaults, the estimated market values of collateral at disposition, the timing of such disposition, and deposit attrition.

NOTE 2 — FDIC-ASSISTED ACQUISITION

Pursuant to the terms of the Agreement, the Bank entered into shared-loss agreements with the FDIC that cover approximately $388.2 million in loans and other real estate owned, including single family residential mortgage and construction loans, as well as commercial loans (“Covered Assets”). Pursuant to the terms of the shared-loss agreements, the FDIC will reimburse the Bank for 80% of losses up to $112.6 million, 0% of losses between $112.6 million and $148.9 million and 80% of losses in excess of $148.9 million with respect to Covered Assets. The Bank will reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC has reimbursed the Bank under the shared-loss agreements. The shared-loss agreement applicable to single-family residential mortgage loans has a term of ten (10) years, while the shared-loss agreement applicable to all other Covered Assets provides for the sharing of losses for five (5) years, while requiring the Bank to reimburse the FDIC for any recoveries of such shared losses for a period of eight (8) years.

The Bank purchased certain assets of FNB from the FDIC including (at fair value) approximately $171.0 million in loans, $73.5 million of cash and cash equivalents, $44.2 million of OREO, and $37.9 million in debt securities. The Bank also assumed liabilities with fair value of approximately $508.9 million in deposits, $1.7 million in FHLB advances, and $1.7 million in customer repurchase agreements.

The assets acquired and liabilities assumed have been accounted for under the acquisition method of accounting. The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the August 12, 2011 acquisition date. These fair value estimates are considered provisional, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available. The application of the acquisition method of accounting resulted in the recognition in $43.9 million of goodwill. A summary of the net assets received from the FDIC and the estimated fair value adjustments resulting in the goodwill are as follows:

(in thousands)	August 12, 2011
FNB's net assets acquired per Agreement	$18,624
Cash receivable from FDIC	36,674
Fair value adjustments:
Portfolio loans	(124,550)
Fixed assets	—
Other real estate owned	(52,630)
Core deposit intangible	7,905
FDIC loss share receivable	96,477
Other assets	(17,698)
Certificates of deposit	(3,124)
Federal Home Loan Bank advances	(138)
Value Appreciation Instrument	(1,971)
FDIC clawback liability	(3,500)
Other liabilities	1
Goodwill to be recognized from FNB Acquisition	$43,930

Under the FDIC-assisted transaction process, only certain assets and liabilities are transferred to the acquirer and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a cash payment to the acquirer. In the FNB Acquisition as shown in the above table, net assets of $18.6 million and a cash payment due from the FDIC of $36.7 million were transferred to the Bank.

NOTE 3 — DEBT SECURITIES AND OTHER INVESTMENTS

The Bank acquired $37.9 million of debt securities at estimated fair market value in the FNB Acquisition. The acquired debt securities were predominantly state and municipal securities, U.S. Government agency sponsored enterprise mortgage-backed securities and collateralized mortgage obligations. The fair value of securities acquired is as follows:

(in thousands)	August 12, 2011
Obligations of states and political subdivisions	$10,403
Residential mortgage-backed securities	27,529
Total debt securities	$37,932

Debt securities have contractual terms to maturity and may require periodic payments to reduce principal. In addition, expected maturities may differ from contractual maturities because obligors and/or issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The estimated fair value of debt securities at August 12, 2011 is shown below by contractual maturity.

(in thousands)	Estimated Fair Value
Due in one year or less	$707
Due after one year through five years	2,633
Due after five years through ten years	6,252
Due after ten years	811
Mortgage-backed securities	27,529
Total debt securities	$37,932

The Bank also acquired $4.1 million and $507,000 in FHLB and Federal Reserve stock, respectively. The acquired Federal Reserve stock was redeemed in August 2011 and the acquired FHLB stock was redeemed in September 2011.

NOTE 4 — PORTFOLIO LOANS

Purchased loans acquired in a business combination, including loans purchased in the Company's FDIC-assisted transactions, are recorded at estimated fair value on their purchase date without a carryover of the related allowance for loan losses. Purchased credit-impaired loans are loans that have evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments. Evidence of credit quality deterioration as of the purchase date may include factors such as past due and non-accrual status.

The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the non-accretable difference. Subsequent decreases to the expected cash flows will generally result in a provision for loan losses. Subsequent increases in cash flows result in a reversal of the provision for loan losses to the extent of prior charges or a reclassification of the difference from non-accretable to accretable with a positive impact on interest income. Further, any excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized into interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of such cash flows. In situations where such loans have similar risk characteristics, loans are aggregated into pools to estimate cash flows. A pool is accounted for as a single asset with a single interest rate, cumulative loss rate, and cash flow expectation. Any disposals of loans, including sales of loans, payments in full or foreclosures result in the removal of the loan from the loan pool at the carrying amount.

The composition of acquired portfolio loans at August 12, 2011 is as follows:

	August 12, 2011
(dollars in thousands)	Amount	% of Loans
Real Estate Loans:
Construction and land development	$93,903	31.8%
Commercial real estate - Investor Owned	87,394	29.6%
Commercial real estate - Owner Occupied	21,523	7.3%
Residential real estate	43,708	14.8%
Total real estate loans	246,528	83.4%
Commercial and industrial	43,177	14.6%
Consumer & other	5,882	2.0%
Total portfolio loans	295,587	100.0%
Total discount resulting from acquisition date fair value	(124,550)
Net acquired portfolio loans	$171,037

The loans acquired in the FNB Acquisition are recorded at their fair value at acquisition date. At the August 12, 2011 acquisition date, the Company estimated the fair value of FNB’s loan portfolio, to be $171.0 million. Substantially all the acquired portfolio loans are subject to the shared-loss agreements.

The following table presents information regarding the contractually required payments receivable, the cash flows expected to be collected, and the estimated fair value of the loans acquired in the FNB Acquisition, as of the closing date:

(in thousands)	August 12, 2011 Purchased Credit-Impaired Loans
Contractually required payments (principal and interest)	$358,085
Cash flows expected to be collected (principal and interest)	200,542
Fair value of loans acquired	171,037

These amounts were determined based upon the estimated remaining life of the underlying loans, which includes the effects of estimated prepayments. The majority of the purchased credit-impaired loans were valued based on the fair value of the underlying collateral.

The determination of the initial fair value of loans and other real estate acquired in the transaction and the initial fair value of the related FDIC loss share receivable involve a high degree of judgment and complexity. The carrying value of the acquired loans and other real estate and the FDIC indemnification asset reflect management's best estimate of the fair value of each of these assets as of the date of acquisition. However, the amount that the Bank realizes on these assets could differ materially from the carrying value reflected in these financial statements, based upon the timing and amount of collections on the acquired loans in future periods. To the extent the actual values realized for the acquired loans are different from the estimate, the FDIC loss share receivable will generally be affected in an offsetting manner due to the indemnification obligations of the FDIC, thus limiting the Bank's loss exposure.

NOTE 5 — DEPOSITS

Deposit liabilities assumed were composed of the following at August 12, 2011:

	August 12, 2011
(dollars in thousands)	Amount	Wtd. Avg. Rate
Demand and other noninterest-bearing	$60,002
Interest-bearing demand	45,284	0.08%
Money Market	36,102	0.65%
Savings	37,177	0.52%
Certificates of deposit:
Less than $100,000	144,903	2.17%
$100,000 or greater	182,349	2.81%
Total acquired deposits	$505,817
Certificates of deposit fair value adjustment	3,124
Total deposits	$508,941

At August 12, 2011, scheduled maturities of acquired certificates of deposit were as follows:

(in thousands)	August 12, 2011
Years ending December 31,
2011	$105,017
2012	120,284
2013	48,174
2014	13,565
2015	28,042
Thereafter	12,170
Total	$327,252

In its assumption of the deposit liabilities, the Bank determined that the customer relationships associated with these deposits have intangible value. The Company recorded a $7.9 million core deposit intangible which will be amortized over the projected useful lives of the related deposits. The estimated amortization expense for the remainder of 2011 and for the subsequent five years is as follows:

(in thousands)	Estimated Amortization Expense
Years ending December 31,
2011	$479
2012	1,389
2013	1,246
2014	1,102
2015	958
Thereafter	2,731
Total	$7,905

NOTE 6 —FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

The FHLB advances acquired at August 12, 2011 are term advances and were secured by a blanket lien on eligible loans. The $1.7 million in outstanding advances at August 12, 2011 were repaid in August 2011.

The following table summarizes the FHLB advances outstanding and weighted average interest rate at August 12, 2011:

	August 12, 2011
(dollars in thousands)	Amount	Wtd. Avg. Rate
Year of Maturity
2011	$1,561	4.97%
Fair value adjustment	138
Total FHLB Advances	$1,699

The Bank also assumed $1.7 million in other short-term borrowings that consisted of overnight customer repurchase agreements secured by debt securities.

NOTE 7 — VALUE APPRECIATION INSTRUMENT

In conjunction with the acquisition, the Bank granted the FDIC a Value Appreciation Instrument (“VAI”) whereby 1.0 million units were awarded to the FDIC at an exercise price of $13.59 per unit. The units are exercisable at any time from August 19, 2011 until August 10, 2012. If the FDIC exercises the units, the Bank will be required to pay the FDIC an amount in cash per unit equal to the volume weighted average price of the Company's common stock over the two trading days immediately prior to the exercise date minus the exercise price.

NOTE 8 — FAIR VALUE MEASUREMENTS

The fair value of an asset or liability is the price that would be received to sell that asset or paid to transfer that liability in an orderly transaction occurring in the principal market (or most advantageous market in the absence of a principal market) for such asset or liability. In estimating fair value, the Company utilizes valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. Such valuation techniques are consistently applied. Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability. ASC Topic 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

•
Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Cash and due from banks, interest-bearing deposits and other investments represent Level 1 inputs.

•
Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means. Securities available for sale are split between Level 2 and Level 3 inputs (see table below).

•
Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity's own assumptions about the assumptions that market participants would use in pricing the assets or liabilities. Securities available for sale are split between Level 2 and Level 3 inputs (see table below). Portfolio loans, other real estate, FDIC loss share receivable, fixed assets, accrued interest receivable, goodwill, core deposit intangible, other assets, demand deposits, interest-bearing transaction accounts, money market accounts, savings, certificates of deposit, Federal Home Loan Bank advances, other borrowings, accrued interest payable, value appreciation instrument, FDIC clawback liability and other liabilities represent Level 3 inputs.

Fair value on a recurring basis
The following table summarizes financial instruments measured at fair value on a recurring basis as of August 12, 2011 segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value. See Note 1- Summary of Significant Accounting Policies for a description of how fair value is measured for the assets and liabilities in the table.

	August 12, 2011
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Assets
Securities available for sale
Obligations of states and political subdivisions	$—	$10,016	$387	$10,403
Residential mortgage-backed securities	—	27,529	—	27,529
Total securities available for sale	—	37,545	387	37,932
Total assets	$—	$37,545	$387	$37,932

Liabilities
Value Appreciation Instrument	$—	$—	$1,971	$1,971
FDIC clawback liability	—	—	3,500	3,500
Total liabilities	$—	$—	$5,471	$5,471